Exhibit 10.2

1 North Brentwood Blvd. Phone: 314.854.8000
15th Floor   Fax: 314.854.8001
St. Louis, Missouri 63105
          www.Belden.com

To: [____________]

From: John Stroup, Chairman of the Board

Date: July [__], 2020

Re: Replacement of Executive Employment Agreement with Participation in Executive Severance Plan and Business Protection Agreement

You currently have an Executive Employment Agreement with Belden Inc. (the “Company”) dated [__________] (the “Employment Agreement”). The Employment Agreement includes provisions regarding your job duties, compensation, payments upon termination of employment, restrictive covenants, and other matters related to your employment with the Company.

The Compensation Committee of the Company’s Board of Directors would like to move away from executives with formal employment agreements. Instead, the Compensation Committee intends to provide executives with severance benefits under a newly-adopted Executive Severance Plan and to document restrictive covenants through a stand-alone Business Protection Agreement with each executive. The amount of the severance benefits in the Executive Severance Plan is no less favorable than the amount of the severance benefits reflected in your Employment Agreement. Similarly, the post-employment covenants under the Business Protection Agreement are no more restrictive than the post-employment covenants included in the Employment Agreement. Copies of the Executive Severance Plan and Business Protection Agreement are attached to this memo.

To accomplish this change for you, we need you to agree that your Employment Agreement is terminated and replaced by your participation in the Executive Severance Plan and execution of the Business Protection Agreement. If you agree to this change, please sign and return to Brian Anderson at brian.anderson@belden.com both (i) a copy of this memo and (ii) the attached Business Protection Agreement. Upon doing so, your Employment Agreement will be terminated and you will be a participant in the Executive Severance Plan, all effective as of July 31, 2020.

If you agree with these changes, please sign and return your materials by no later than July 30, 2020. If you have any questions, please contact Dean McKenna at dean.mckenna@belden.com.

[signature on next page]

By signing and returning this memo and the attached Business Protection Agreement, I hereby acknowledge and agree that, effective as of July 31, 2020: (i) my Employment Agreement is terminated, (ii) I am a participant in the Executive Severance Plan, and (iii) I am subject to the restrictive covenants set forth in the Business Protection Agreement.

Executive’s Signature:

Date:

Attachments: Executive Severance Plan
         Business Protection Agreement